Exhibit 10.2

AMERICAN EQUITY INVESTMENT
2005 NMO DEFERRED STOCK COMPENSATION PLAN

WHEREAS, the Board of Directors ( the “Board”) of American Equity Investment Life Holding Company (the “Company”) deems it in the best interest of the Company and its subsidiary, American Equity Investment Life Insurance Company (“American Equity”), that certain agents and brokers who solicit business on behalf of the Company and American Equity be given an opportunity to acquire an interest in the operation and growth of the Company as a means of assuring their maximum effort and continued association with the Company; and

WHEREAS, the Board believes that the Company can best obtain these and other benefits by establishing a deferred stock compensation plan pursuant to which agents and brokers meeting certain production goals can earn credits payable in Common Stock of the Company;

NOW, THEREFORE, the Board does hereby adopt this 2005 NMO Deferred Stock Compensation Plan, subject to the terms and conditions hereinafter set forth.

ARTICLE I
GENERAL

1.01         Purpose. The American Equity Investment 2005 NMO Deferred Stock Compensation Plan (the “Plan”) is intended to advance the interests of the Company and its agency force by encouraging and enabling selected agents and brokers meeting certain production goals to earn credits payable in Common Stock of the Company.

1.02 Definitions.

(a) “Board” means the Board of Directors of the Company.

(b) “Common Stock” means shares of common stock, $1 par value, of the Company.

(c) “Deferred Stock Account” shall mean a bookkeeping entry made by the Company on its books of account, which reflects the value of the Stock Credits earned by each NMO hereunder. Each NMO shall have a separate Deferred Stock Account.

(d) “NMO” shall mean each agent or broker who, at all times during the Qualification Period, has an agency agreement with American Equity under which the agent or broker is classified as a National Marketing Organization within American Equity’s hierarchy of agents.

(e) “Participant” shall mean an NMO which meets the eligibility requirements set forth in Article II below.

(f) “Production” shall mean first year annuity premiums on new annuity policies of American Equity produced by or through an NMO, including (i) 100% of all annuity premiums collected on all annuity policies other than the SPDA-6, Guarantee Plus 1 and Guarantee Plus 2, (ii) 20% of first year annuity premiums collected on the SPDA-6 and (iii) 40% of first year annuity premiums collected on the Guarantee Plus 1 and Guarantee Plus 2. Internal rollovers are excluded from the Production qualifications.

(g) “Qualification Period” shall mean the 12-month period beginning on January 1, 2005 and ending on December 31, 2005.

(h) “Stock Credit” shall mean the right to receive shares of Common Stock at the time specified for distribution thereof in Article IV below. Stock Credits shall be distributed at the rate of one share of Stock per each Stock Credit earned by a Participant under this Plan. The value of the Stock Credit will be determined by the closing price at December 31, 2005.

(i) “Vesting Period” shall mean the four-year period beginning January 1, 2006 and ending on December 31, 2009.

ARTICLE II
ELIGIBILITY

An NMO shall be a Participant under this Plan if, and so long as, such NMO satisfies all of the eligibility requirements set forth in this Article II:

2.01 Valid NMO Contract. On January 1, 2006, the NMO must have a valid NMO agency agreement with American Equity under which no default or other event of termination has occurred prior to that date.

2.02 Minimum Production. During the Qualification Period, the NMO must have Production of at least One Hundred Million Dollars ($100,000,000.00).

ARTICLE III
AWARDS OF STOCK CREDITS

3.01 Stock Credits to Deferred Stock Account. A Participant shall receive Stock Credits based upon the following formula:

Stock Credits:	Participant’s Production during the Qualification Period (as defined above) Multiplied by appropriate basis points below

Production of $100 million -$124.99 million = 20 basis points
Production of $124.99 million -$149.99 million = 30 basis points
Production of $150 million -$174.99 million = 40 basis points
Production of $175 Million+ = 50 basis points

Stock Credit Example: $125 million earns 30 basis points on a full $125 million, or $375,000 Stock Credit. The Stock Credit shall then be divided by the value per share of the Common Stock as of the final trading day of 2005, to determine the number of shares of Common Stock to be distributed, as outlined below.

3.02 Initial Vesting. A Participant who satisfies the Minimum Production requirements set forth in Article II above shall become vested in his Deferred Stock Account to the extent of twenty-five percent (25%) on January 1, 2006.

3.03 Vesting Period – Production Requirements. A Participant who has at least Fifty

Million Dollars in new Production per calendar year within the Vesting Period shall become vested in his Deferred Stock Account to the extent of an additional twenty-five percent (25%) per year for up to three (3) years.

3.04 Automatic Vesting. In the event of the Participant’s death or disability within the Vesting Period, the Participant automatically shall become One Hundred Percent (100%) vested in Participant’s Deferred Stock Account. Disability shall be deemed to have occurred upon the written certification of Participant’s physician that Participant is and will be permanently and continuously disabled, either mentally or physically, and, as a result, is unable to carry out Participant’s duties as an NMO of American Equity.

3.05 Non-transferability. No Stock Credit shall be transferable or assignable by a Participant, otherwise than by will or the laws of descent and distribution. No Stock Credit shall be pledged or hypothecated in any way and no Stock Credit shall be subject to execution, attachment or similar process.

ARTICLE IV
DISTRIBUTION

4.01 Distribution of Stock. Within ninety (90) days after the occurrence of the earlier of the following, the Company will issue and distribute to Participant or Participant’s designated beneficiary the number of shares of Common Stock equal to the quotient of the vested portion of the Participant’s Deferred Stock Account divided by the value per share of the Common Stock as of the final trading day of 2005.

(a) As determined by the Board of Directors;

(b) The expiration of five years after the end of the Vesting Period;

(c) Participant’s death, disability (as defined in the Act).

4.02 Taxation. Each Participant and/or Participant’s heirs, executors or administrators shall be responsible for payment of all taxes of any kind, whenever such taxes may be imposed, on the value of the Common Stock to which Participant may become entitled under this Plan.

ARTICLE V
MISCELLANEOUS

5.01 Independent Agency Relationship. Nothing in this Plan shall be interpreted as changing the independent contractor status of the NMO as to NMO’s relationship with the Company and American Equity nor shall this Plan be interpreted as altering in any manner the contractual relationships the NMO has entered into with the Company separate from this Plan, except as specifically provided herein.

5.02 No Rights to Assets. Nothing in this Plan shall be interpreted as giving the NMO any rights to any assets of the Company, including any assets the Company may acquire to assist in funding its obligations hereunder. The NMO’s status with respect to any amount due NMO under this Plan from the Company shall be that of a general creditor of the Company.

5.03 Severability. Any provision of this Plan which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision contained herein, and such other provisions shall remain in full force and effect.

5.04 Binding Effect. This Plan shall be binding upon the parties hereto, their heirs, assigns, successors, executors and administrators. None of the payments provided for in this Plan, nor the Deferred Compensation Account, shall be subject to seizure for payment of any debts or judgments against the NMO or any beneficiary, nor shall the NMO or any beneficiary have any right to transfer, modify, anticipate, assign or encumber any rights or benefits hereunder.

5.05 Governing Law. This Plan shall be governed and interpreted in accordance with the laws of the State of Iowa.

5.06 Amendment. This Plan may be amended at any time by the Board effective upon written notification to the Participants of any such amendments. No amendment shall impair any Participant’s vested rights hereunder.

5.07 Adjustments. Whenever a stock split, stock dividend or other similar change in capitalization of the Company occurs, the Stock Credits of the NMO and the applicable rate of distribution of such Stock Credits shall be appropriately adjusted to maintain the NMO’s proportionate amount of Stock Credit in an amount and at a value equivalent to that which would have been distributable prior to the applicable change in capitalization.

5.08 Arbitration. If any dispute or disagreement shall arise in connection with any interpretation of this Plan, its performance or non-performance, or the figures and calculations used, the parties shall make every effort to meet and settle their disputes in good faith informally. If the parties cannot agree on a written settlement within sixty days after it arises, or within a longer period agreed upon by the parties, then the matter in controversy shall be settled by arbitration, in accordance with the Commercial Rules of the American Arbitration Association. If the parties cannot agree on an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Association to name a panel of five (5) arbitrators. Company shall then strike two (2) names on this list, the NMO shall then strike two (2) names, and the remaining name shall be the arbitrator. The decision of the arbitrator shall be final and binding upon the parties both as to law and to fact, and shall not be appealed to any court in any jurisdiction. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The expense of the arbitrator shall be shared equally by the parties, unless the arbitrator determines that the expense shall be otherwise assessed. The place of arbitration shall be Des Moines, Iowa.

5.09 Board Interpretation. The Board shall have full power and authority to interpret, construe, and administer this Plan, and the Board’s interpretations and construction thereof, and actions there under, shall be binding and conclusive on the parties. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to the Board member’s own willful misconduct or lack of good faith.

5.10 Entire Agreement. This Plan represents the full and complete understanding of the parties with respect to the subject matter hereof.

5.11 Right of Offset. In the event that a Participant, or the NMO with which the Participant is associated, owes any amount to the Company or any of its subsidiaries, or has any other outstanding indebtedness or obligation to the Company or its subsidiaries, then Company, in its sole discretion, may  (i) withhold any distribution of Stock to Participant until such amount, indebtedness or obligation is satisfied in full or (ii) apply as an offset the value of Participant’s

Stock Credits and/or, the value of Participant’s Stock, if distributable, against all or any part of such amount, indebtedness or obligation. For purposes of the proceeding sentence, the Company in its sole discretion shall determine the value of Stock Credits or Stock.

AMERICAN EQUITY INVESTMENT LIFE
HOLDING COMPANY

By:
D.J. Noble, Chairman & President

By:
(Signature of Individual)

SCHEDULE OF STOCK CREDIT PARTICIPATION

	Percentage of Total
Participant’s Name	Stock Credit		Participant’s Beneficiary

1.
2.
3.
4.
5.
	Total	100%